PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)

TO PROSPECTUS DATED JUNE 20, 2001                     REGISTRATION NO. 333-37684

                                  $200,000,000

                             PINNACLE HOLDINGS INC.
                  5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
             AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 27, 2001

     This prospectus supplement relates to the resale by the selling securityholders of 5.5% convertible subordinated notes due 2007 of Pinnacle Holdings Inc. and the shares of common stock, par value of $0.01 per share, issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated June 20, 2001, which is to be delivered with this prospectus supplement.

     The following table sets forth information concerning beneficial ownership of the notes by the selling securityholders as listed below. This table supplements the information provided in the prospectus dated June 20, 2001. All information concerning beneficial ownership has been furnished by the selling securityholders on or before July 27, 2001.

                                                        PRINCIPAL AMOUNT
                                                            OF NOTES         NUMBER OF SHARES     RELATIONSHIPS
                                                       BENEFICIALLY OWNED     OF COMMON STOCK         WITH
NAME                                                    THAT MAY BE SOLD    THAT MAY BE SOLD(1)     PINNACLE
----                                                   ------------------   -------------------   -------------
Morgan Stanley & Co..................................     $ 6,000,000              76,555              No
Fidelity Financial Trust: Fidelity Convertible
  Securities Fund *..................................     $13,060,000             166,635              No
Fidelity Securities Fund: Fidelity Dividend Growth
  Fund *.............................................     $11,640,000             148,517              No
Fidelity Covington Trust: Fidelity Real Estate High
  Income Fund II *...................................     $16,985,600             216,722              No
Fidelity Advisor Series I: Fidelity Advisor Dividend
  Growth Fund *......................................     $ 3,210,000              40,957              No
Fidelity Management Trust Company on behalf of
  accounts managed by it **..........................     $35,884,400             457,855              No

(1) Assumes conversion of all of the selling securityholder's notes at a conversion price of $78.375 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Under the terms of the indenture governing the notes, fractional shares will not be issued upon conversion of the notes. Pinnacle Holdings Inc. will pay an amount in cash in lieu of fractional shares, if any.

  * The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of July 26, 2001.

 ** Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in
    Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. The holdings are as of July 26, 2001.